Exhibit 99.2
OIBDA DISCUSSION
OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is calculated as OIBDA divided by service revenues. These are non-GAAP financial measures. They differ from operating income and operating margin, as calculated in accordance with GAAP, in that they exclude de preciation and amortization. They differ from net income, as calculated in accordance with GAAP, in that they exclude, as presented in our consolidated statements of operations: (i) depreciation and amortization, (ii) interest expense, (iii) minority interest in earnings of consolidated entities, (iv) equity in net income of affiliates, (v) other, net, and (vi) provision for income taxes. We believe these measures are relevant and useful information to our invest ors as they are an integral part of our internal management reporting and planning processes and are important metrics that our management uses to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining and servicing subscribers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Lastly, we use this measure for planning purposes and in presentations to our board of directors, and we use multiples of this current or projected measure in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.
OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. OIBDA excludes other, net, minority interest in earnings of consolidated entities and equity in net income (loss) of affiliates, as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our customers. Equity in net income (loss) of affiliates represents our proportionate share of the net income (loss) of affiliates in which we exercise significant influence, but do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. OIBDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization, in order to eliminate the impact of capital investments.
We believe OIBDA as a percentage of service revenues to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing service revenue that is generated by the subscriber. We also use service revenues to calculate margin to facilitate comparison, both internally and externally with our competitors, as they calculate their margins using services revenue as well.
There are material limitations to using these non-GAAP financial measur es. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies. Furthermore, these performance measures do not take into account certain significant items, including depreciation and amortization, interest expense, tax expense and equity in net income (loss) of affiliates, that directly affect our net income. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in add ition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.
ARPU DISCUSSION
ARPU is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period. This metric is used to compare the recurring revenue amounts generated on our cellular/PCS network to prior periods and internal targets. Our ARPU calculation excludes data revenues from customers retained in the sale of our Mobitex business in late 2004 and thereby makes our metric more comparable with other wireless carriers, which we believe makes it more useful to investors.
NORMALIZED RESULTS DISCUSSION
Normalized operating results present our GAAP financial results, net of the impact of certain unusual material transactions and special events and circumstances. For the three and nine months ended September 30, 2006, our normalized results present our GAAP results, net of the impact of two types of normalizing items: 1) tax-effected integration costs resulting from the acquisition of AT&T Wireless Services, Inc. and 2) tax-effected amortization expense associated with intangible assets recorded withthe AT&T Wireless acquisition. These results are used by management, and we believe investors may find these results useful, as a basis for evaluating the core business performance during the normalized periods against those during comparable periods.